EXHIBIT 2.1

                            SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT, made and entered into on this 25th day of September, 2002 in Helsinki, Finland, by and among


1. Parties

     The Finnish National Fund for Research and Development ("Suomen Itsenaisyyden Juhlarahasto" in Finnish), a legal entity incorporated and existing under the laws of Finland with registered corporation identification number 0202132-3, having its registered domicile in Helsinki, Itamerentori 2, 00180 Helsinki. Finland;

     Savon Teknia Oy, a corporation organized and existing under the laws of Finland with registered corporation identification number 0732765-5, having its registered domicile in Kuopio, Savilahdentie 6, 70211 Kuopio, Finland;

     Savon Kasvurahasto I Ky, a corporation organized and existing under the laws of Finland with registered corporation identification number 1447848-6, having its registered domicile in Kuopio, Savilahdentie 6, 70211 Kuopio, Finland

     (hereinafter the "Sellers")


     and

     NanobacLabs LLC, a Florida, USA limited liability corporation, having its registered office at 2727 W. MLK Blvd. Tampa Medical Tower, Eight Floor, Tampa, Florida 33607, USA, hereinafter referred to as the "Buyer".


2. Sale and Purchase of the Shares and Purchase Price

     The Sellers hereby agree to sell to the Buyer, and the Buyer hereby agrees to purchase from the Sellers 4,500 shares of Nanobac Oy, ("the Company") representing 27,27 % of the total share capital of the Company ("the Shares") as follows:

     - Sitra 2,000 Shares representing 12,12 % of the total share capital of the Company
     - Savon Teknia Oy 1,500 Shares representing 9,09 % of the total share capital of the Company
     - Savon Kasvurahasto I Ky 1,000 Shares representing 6,06 % of the total share capital of the Company at a price of 2.50 (euro) per Share, plus the transfer tax 1,6 %, for an aggregate purchase price of 11,430 (euro) (including the tax).

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3. Payment Terms

     The Purchase Price shall be fully paid by the Buyer immediately after signing of this Share Purchase Agreement by wire transfer into Sitra's bank account 127930-513180 at Nordea Bank Finland Pic (Iban number FI2412793000513180, SWIFT-code NDEAFIHH).


4. Transfer of title

     The full and unrestricted ownership and title to the Shares shall pass from the Sellers to the Buyer when the transfer of the Convertible Promissory Note Loans has been realized as stated in the Convertible Promissory Note Loans Purchase Agreement, dated September 26th 2002.


5. Other terms and conditions

     5.1 The Sellers agree to cause any of their nominee members of the Board of Directors of the Company, resign from such positions forthwith.

     5.2 The transfer tax levied on the purchase of the Shares shall be borne by the Buyer and shall be paid to the Sellers in connection of the Purchase Price.

     5.3 Each Seller warrants that (1) all corporate actions necessary for the lawful and valid sale of the Shares have been duly taken by each Seller,
     (2) each Seller has the authority and the right to sign and execute this Share Purchase Agreement, and (3) the Shares are transferred free and clear of any pledges, liens or encumbrances.

     5.4 The Buyer warrants that 1) it is a limited liability corporation organized and valfdiy existing in good standing under the laws of the State of Florida, with all requisite ' statutory power and authority to own, lease and operate its properties and to conduct its business as now being conducted, 2) all requisite action on the part of the Buyer necessary for the authorization, execution, delivery and performance of this Agreement has been duly taken, and 3) this Agreement constitutes legal, valid and binding obligations of the Buyer.

     5.5 The Buyer agrees to comply with all the provisions of Shareholders Agreement of the Company, dated December 30th' 1992, which Agreement the Buyer has read and understood.

     5.6 The Buyer understands that the purchase of the Shares involves substantial risk. The Buyer has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in the Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of this investment in the Shares and protecting its own interests in connection with this investment.

     5.7 The Parties agree herewith to release each other of any liabilities, claims, demands, grounds of action or obligations known or unknown on the date hereof, relating to the Company.

     5.8 This Agreement shall be governed by and construed in accordance with the laws of Finland.

     5.9 Any dispute arising out of or relating to this Agreement shall be settled by arbitration in Helsinki in accordance with the Rules of Arbitration of Central Chamber of Commerce by one arbitrator appointed in accordance with such rules.

This Agreement has been executed in four (4) identical counterparts, one (1) for each Parties by their duly authorized representatives.



            FINNISH NATIONAL FUND FOR RESEARCH AND DEVELOPMENT SITRA

            /s/ Pekka Ahlstrom
            ----------------------
            Pekka Ahlstrom
            by proxy


            SAVON TEKNIA OY

            /s/ Matti Lappalainen
            -------------------------
            Matti Lappalainen
            by proxy


            SAVON KASVURAHASTO I KY

            /s/ Matti Lappalainen
            -------------------------
            Matti Lappalainen
            by proxy


            NANOBACLABS, L.L.C.

            /s/ Seth Slocum, Jr.
            -----------------------
            Seth Slocum Jr.
            President